Filed Pursuant to Rule 424(b)(3)

Registration No. 333-191435

Prospectus Supplement No. 1

(To Prospectus dated December 4, 2013)

Sequential Brands Group, Inc.

10,402,322 Shares Common Stock

This Prospectus Supplement, dated December 23, 2013 (the “Supplement”), is being filed by Sequential Brands Group, Inc., a Delaware corporation (the “Company”), to update, amend and supplement the information previously included in the Company’s prospectus, dated December 4, 2013 (the “Prospectus”), with the information contained in Item 4.01 in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2013 (the “Current Report”). Accordingly, we have attached the Current Report to this Supplement. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto. The Prospectus relates to the resale of up to 10,402,322 shares of our common stock by the selling stockholders named in the Prospectus.

Our common stock is currently listed on The NASDAQ Capital Market LLC (“NASDAQ”), under the symbol “SQBG.” On December 20, 2013, the last reported sale price on NASDAQ of our common stock was $5.40.

  Investing in our common stock involves risks.  See “Risk Factors” beginning on page 4 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this Supplement is December 23, 2013.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 23, 2013 (December 17, 2013)

SEQUENTIAL BRANDS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-16075	86-0449546
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1065 Avenue of Americas, 30th Floor, New York, NY 10018

(Address of Principal Executive Offices/Zip Code)

(646) 564-2577

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant

(a)	Dismissal of Independent Registered Public Accounting Firm

On December 17, 2013, Grant Thornton LLP (“Grant Thornton”) was dismissed as the independent registered public accounting firm of Sequential Brands Group, Inc. (the “Company”). The decision to dismiss Grant Thornton was approved by the audit committee of the Company’s board of directors (the “Audit Committee”).

The audit report of Grant Thornton on the financial statements of the Company as of and for the fiscal year ended December 31, 2012 (the only year during the last two fiscal years in which Grant Thornton performed an audit on the financial statements of the Company) did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audit of the Company’s financial statements for the fiscal year ended December 31, 2012 and through the date of this Current Report on Form 8-K, there were: (i) no disagreements between the Company and Grant Thornton on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference to the subject matter of the disagreements in its report on the Company’s financial statements for such fiscal year; and (ii) no “reportable events” within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K, with the exception of a “reportable event” related to internal controls over financial reporting for the Company's accounting for non-routine and highly complex transactions as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

The Company has provided Grant Thornton a copy of the disclosures in this Current Report on Form 8-K and has requested that Grant Thornton furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not Grant Thornton agrees with the Company’s statements in this Item 4.01. A copy of the letter dated December 23, 2013, furnished by Grant Thornton in response to that request is filed as Exhibit 16.1 to this Current Report on Form 8-K.

(b)	Engagement of New Independent Registered Public Accounting Firm

The Audit Committee approved the appointment of CohnReznick LLP (“CohnReznick”) as the Company’s new independent registered public accounting firm, and the Company formally engaged CohnReznick as the Company’s independent registered public accounting firm on December 22, 2013.

During the Company’s two most recent fiscal years ended December 31, 2011 and 2012 and through December 23, 2013, neither the Company nor anyone on its behalf consulted with CohnReznick with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that may be rendered on the Company’s financial statements, and CohnReznick did not provide either a written report or oral advice to the Company that CohnReznick concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of any disagreement, as defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions, or a “reportable event” within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits

(d)  Exhibits.

The following exhibit is filed herewith:

Exhibit
Number	Description

16.1	Letter to the Securities and Exchange Commission from Grant Thornton LLP dated December 23, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sequential Brands Group, Inc.

Date: December 23, 2013	By:	/s/ Yehuda Shmidman
Yehuda Shmidman
Chief Executive Officer

EXHIBIT INDEX

16.1	Letter to the Securities and Exchange Commission from Grant Thornton LLP dated December 23, 2013.

December 23, 2013

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Sequential Brands Group, Inc.

File No. 000-16075

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of Sequential Brands Group, Inc. dated December 23, 2013, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ GRANT THORNTON LLP

New York, NY